     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 19, 2001


                                                      REGISTRATION NO. 333-60884
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                AMENDMENT NO. 2

                                       TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                           DALEEN TECHNOLOGIES, INC.
             (Exact Name of Registrant as Specified in Its Charter)

                     DELAWARE                                           65-0944514
          (State or Other Jurisdiction of                            (I.R.S. Employer
          Incorporation or Organization)                          Identification Number)

                             ---------------------
                             1750 CLINT MOORE ROAD,
                           BOCA RATON, FLORIDA 33487
                                 (561) 999-8000
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)
                             ---------------------
                                  JAMES DALEEN
                         C/O DALEEN TECHNOLOGIES, INC.
                             1750 CLINT MOORE ROAD,
                           BOCA RATON, FLORIDA 33487
                           TELEPHONE: (561) 999-8000
                           FACSIMILE: (561) 999-8080
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code of
                               Agent for Service)
                             ---------------------
                                   COPIES TO:

                 DAVID M. CALHOUN                                    STEPHEN M. WAGMAN
           MORRIS, MANNING & MARTIN, LLP                       C/O DALEEN TECHNOLOGIES, INC.
           1600 ATLANTA FINANCIAL CENTER                           1750 CLINT MOORE ROAD
             3343 PEACHTREE ROAD, N.E.                           BOCA RATON, FLORIDA 33487
              ATLANTA, GEORGIA 30326                             TELEPHONE: (561) 999-8000
             TELEPHONE: (404) 233-7000                           FACSIMILE: (561) 999-8080
             FACSIMILE: (404) 365-9532

                             ---------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement as the selling stockholders shall determine.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------
                                                                PROPOSED MAXIMUM     PROPOSED MAXIMUM
            TITLE OF SHARES                  AMOUNT TO BE        AGGREGATE PRICE    AGGREGATE OFFERING        AMOUNT OF
            TO BE REGISTERED                  REGISTERED          PER SHARE(1)           PRICE(1)        REGISTRATION FEE(1)
----------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par value...........   59,450,540 shares          $0.98             $58,261,530          $14,566(2)
----------------------------------------------------------------------------------------------------------------------------
Common Stock $.01 par value.............        750,000               $1.35             $1,012,500             $254(3)
----------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------

(1) Computed in accordance with Rule 457(c) under the Securities Act of 1933 solely for the purpose of calculating the registration fee, based upon the average of the high and low prices reported on May 11, 2001 for the original filing and June 8, 2001 for this filing, each as reported on The Nasdaq National Market.
(2) The registrant previously paid a registration fee of $14,566 (calculated based on the price of the common stock at the time of original filing) upon the original filing of this registration statement on May 14, 2001.

(3) The registrant previously filed Amendment No. 1, among other things, increasing the number of shares to be registered by 750,000 shares. Accordingly, the registration fee noted above relates to such additional shares and has been previously paid.

                             ---------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                   SUBJECT TO COMPLETION, DATED JULY 19, 2001


PROSPECTUS

                        (DALEEN TECHNOLOGIES, INC. LOGO)

                           DALEEN TECHNOLOGIES, INC.

                               55,513,681 SHARES

                                  COMMON STOCK

     This prospectus relates to the resale from time to time of 55,513,681 shares of common stock of Daleen Technologies, Inc. held or to be acquired by the selling stockholders named in this prospectus. We will not receive any of the proceeds from the sale of the shares. The offering is not being underwritten.

     The shares being offered by the selling stockholders include:

     - 10,464,640 shares of our issued and outstanding common stock currently held by the selling stockholders;

     - 2,145,434 shares of common stock issuable upon exercise of outstanding warrants;


     - 29,794,178 shares of common stock issuable upon the conversion of our Series F convertible preferred stock; and


     - 13,109,429 shares of common stock issuable upon the conversion of shares of Series F convertible preferred stock issuable upon exercise of warrants issued in connection with the private placement of our Series F convertible preferred stock.


     Our common stock is listed on The Nasdaq National Market under the symbol "DALN." On July 18, 2001, the last reported sale price of our common stock on The Nasdaq National Market was $0.88 per share.



     Even though the shares may be offered for resale under this prospectus, the selling stockholders are not obligated to sell any or all of the shares. The selling stockholders may, from time to time, offer and sell the shares through agents or broker-dealers on The Nasdaq National Market, in negotiated transactions, or both. These sales may occur on prices and terms related to the then-current market price or based upon privately negotiated terms.


     INVESTING IN OUR COMMON STOCK INVOLVES RISKS. YOU SHOULD CAREFULLY READ AND CONSIDER THE "RISK FACTORS" BEGINNING ON PAGE 3.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this prospectus is             , 2001.

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
Prospectus Summary..........................................    1
Risk Factors................................................    3
Forward-Looking Statements..................................   14
Description of Private Placement............................   14
Use of Proceeds.............................................   18
Selling Stockholders........................................   19
Certain Transactions with the Selling Stockholders..........   23
Plan of Distribution........................................   26
Legal Matters...............................................   28
Experts.....................................................   28
Where You Can Find More Information.........................   29
Incorporation of Documents by Reference.....................   29


     You should rely only on the information contained in this prospectus or on information incorporated by reference herein. We have not authorized anyone to provide you with information that is different. This prospectus may be used only where it is legal to sell these securities. The information contained in this prospectus is accurate only on the date of this prospectus.

     No dealer, salesperson or other individual has been authorized in connection with the offering made hereby to give any information or to make any representations not contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been so authorized by us or the selling stockholders. This prospectus does not constitute any offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person or by anyone in any jurisdiction to which it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information herein is correct as of any date subsequent to the date hereof.


     YOU SHOULD READ CAREFULLY THIS ENTIRE PROSPECTUS, AS WELL AS THE DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROSPECTUS, BEFORE MAKING AN INVESTMENT DECISION. ALL REFERENCES TO "WE," "US," "OUR" OR "DALEEN" IN THIS PROSPECTUS MEAN DALEEN TECHNOLOGIES, INC. AND ITS SUBSIDIARIES, EXCEPT WHERE IT IS MADE CLEAR THAT THE TERM MEANS ONLY DALEEN TECHNOLOGIES, INC.

                               PROSPECTUS SUMMARY

                                  THE COMPANY


     We are a provider of Internet software solutions that manage the revenue chain for next-generation service providers. Our RevChain(TM) product family, which we launched in the first quarter of 2001, enables service providers to automate and manage their entire revenue chain including services, customers, orders and fulfillment, and billing and settlement across the span of the enterprise. Our RevChain product family represents the evolution of our former customer management and billing products known as BillPlex(TM) and eCare. Our RevChain solutions extend from the back office to interfacing with customers, whether through the Internet or with customer service representatives, and manage mutual service offerings across partner relationships. These modular products integrate with third-party solutions and deliver scalability, making the software adaptable. As a result, service providers are able to accelerate time-to-revenue, rapidly adapt to new opportunities, and use the power of the Internet, thereby providing a competitive advantage in their business.


     The RevChain product family includes industry-focused software suites composed of individual applications based on the Daleen Internet Integration Architecture (IIA), our Internet computing architecture. The Daleen RevChain software application products include the following:

     - RevChain Commerce -- customer care and billing;

     - RevChain Interact -- a standard browser interface for customer service representatives;

     - RevChain Order -- a secure storefront for Internet shopping and order fulfillment;

     - RevChain Care -- providing customer self-service over the Internet; and

     - RevChain Partner -- an Internet-based partner chain management network.

     Our products may be configured to address services and feature requirements for each industry segment on which we focus. These configured application products are offered as packaged industry suites.

     In addition to our RevChain product family, we offer professional consulting services, training, maintenance, support and third-party software fulfillment related to the products we develop. Further, in July 2000, we formed a subsidiary, PartnerCommunity, Inc. PartnerCommunity, Inc. provides an Internet-based partner chain management services network for providers of data content and communications services that enables members to form and manage relationships with their vendors, service providers and customers to deliver communications services. PartnerCommunity, Inc. also enables these service providers to build their own private community to integrate business processes with their partners and business customers.

     In September 2000, we also formed a wholly-owned subsidiary, Daleen Technologies Europe B.V., a corporation formed under the laws of the Netherlands. From this subsidiary, we run our operations in Europe, the Middle East and Africa.


     We incurred net losses of approximately $22.3 million for the three months ended March 31, 2001, and net losses of approximately $43.8 million for the year ended December 31, 2000. As of March 31, 2001, we had an accumulated deficit of approximately $104.1 million. As a result of our financial condition, the independent auditors report covering our December 31, 2000 consolidated financial statements and financial statement schedule contains an explanatory paragraph that states that our recurring losses from operations and accumulated deficit raised substantial doubt about our ability to continue as a going concern. We initiated cost reduction measures in January and April

2001 in order to reduce our fixed operating expenses, including workforce reductions, consolidation of facilities and departments, consolidation of research and development and professional services resources, asset writedowns, and other miscellaneous cost reductions. Additionally, in June 2001, we completed a private placement of our Series F convertible preferred stock (the "Series F preferred stock") and warrants to purchase Series F preferred stock (the "Series F warrants). We received net proceeds of approximately $25.8 million from the private placement. We believe that our current cash and cash equivalents, including the net proceeds from the private placement, together with the January and April 2001 cost reduction measures, will be sufficient to fund our operations for the remainder of 2001.



     We were originally incorporated in Illinois in 1990, were reincorporated in Florida in 1996, and were reincorporated in Delaware on August 5, 1999. Our executive offices are located at 1750 Clint Moore Road, Boca Raton, Florida 33487, and our telephone number is (561) 999-8000. Our Internet address is www.daleen.com, although information contained on our website does not constitute part of this prospectus.


     Daleen(TM), Daleen Technologies(TM), RevChain(TM), BellPlex(TM), IIA(TM) and the Daleen logo are our trademarks.

                              RECENT DEVELOPMENTS


     Private Placement of Series F Convertible Preferred Stock. On March 30, 2001, we entered into definitive agreements (collectively, the "purchase agreements") for the sale, in a private placement transaction, of $27.5 million of Series F preferred stock and Series F warrants. Pursuant to the terms of the purchase agreements, we consummated the private placement on June 7, 2001. The consummation of the private placement was subject to the receipt of approval from our stockholders, including approval of an amendment to our certificate of incorporation to increase the number of authorized shares of common stock to 200 million shares and to create and designate the Series F preferred stock. Our stockholders approved the private placement and the related amendments to our certificate of incorporation at our annual meeting of stockholders held on June 7, 2001.



     We filed this registration statement pursuant to the terms of the purchase agreements which require that we file with the Securities and Exchange Commission a registration statement to register the common stock issuable upon conversion of the Series F preferred stock (including the shares of Series F preferred stock issuable upon exercise of the Series F warrants) on or before May 14, 2001. We previously granted "piggyback" registration rights to a number of our other stockholders, including our largest stockholders. Certain of these stockholders exercised their registration rights and, as a result, their shares also are included in this registration statement. Additionally, on June 8, 2001, we granted warrants to purchase an aggregate of 750,000 shares of common stock to certain of the selling stockholders. In connection with that transaction, we agreed to register the shares of common stock issuable upon exercise of the warrants. Accordingly, those shares are included in this registration statement.



     Pursuant to this registration statement, we are registering for resale by the selling stockholders an aggregate of 55,513,681 shares of common stock, which represents 27.8% of the total authorized shares and 82.6% of the total outstanding shares of our common stock as of July 17, 2001 calculated assuming the conversion of all Series F preferred stock into common stock and the exercise of all outstanding warrants of the Company held by the selling stockholders. The total number of shares to be registered pursuant to this registration statement may increase in the event of an adjustment to the conversion price of the Series F preferred stock.

                                  RISK FACTORS


     Investing in our common stock involves many risks, some of which are described below. You should carefully consider the following risk factors and all other information contained or incorporated by reference in this prospectus before purchasing our common stock. Any of the following material risks may harm our business and operating results and may result in a loss of all or part of your investment. Further, the potential for the occurrence of unforeseen risks is inherent in an investment in our common stock.


                         RISKS RELATED TO OUR BUSINESS


OUR INDEPENDENT PUBLIC ACCOUNTANTS HAVE EXPRESSED DOUBTS OVER OUR ABILITY TO CONTINUE AS A GOING CONCERN.



     We incurred net losses of approximately $22.3 million for the three months ended March 31, 2001 and net losses of $43.8 million for the year ended December 31, 2000. Our cash and cash equivalents at March 31, 2001 were $8.3 million. Cash used in operations for the three months ended March 31, 2001 was $12.0 million. As of March 31, 2001, we had an accumulated deficit of approximately $104.1 million. As a result of our financial condition the independent auditors' report covering our December 31, 2000 consolidated financial statements and financial statement schedule contains an explanatory paragraph that states that our recurring losses from operations and accumulated deficit raised substantial doubt about our ability to continue as a going concern. We initiated cost reduction measures in January and April 2001 in order to reduce our operating expenses, including workforce reductions, reduction of office space, consolidation of facilities and departments, asset write-downs and consolidation of our North American research and development and professional services resources.



     In order to address our liquidity issue and to strengthen our balance sheet, we sold Series F preferred stock in the private placement, which resulted in net proceeds of $25.8 million. We believe that our current cash and cash equivalents, including the net proceeds received by the Company from the private placement, together with the January 2001 and April 2001 cost reduction measures, will be sufficient to fund our operations for the remainder of 2001. However, there is no assurance that we will be able to continue as a going concern beyond 2001. Although we intend to carefully manage our use of cash and improve profitability, we may be required to further reduce our operations and seek additional financing. We have not yet identified the source of any additional financing, nor can be predict whether additional financing can be obtained, or if obtained, the terms of such financing.


WE HAVE NOT ACHIEVED PROFITABILITY AND MAY CONTINUE TO INCUR NET LOSSES FOR AT LEAST THE NEXT SEVERAL QUARTERS.


     We incurred net losses of approximately $22.3 million for the three months ended March 31, 2001, and net losses of approximately $43.8 million for the year ended December 31, 2000. As of March 31, 2001, we had an accumulated deficit of approximately $104.1 million. We have not realized any profit to date and do not expect to achieve profitability until early in 2002, which may not occur. To achieve this objective, we need to generate significant additional revenue from licensing of our products and related services and support revenues. We expect to reduce our fixed operating expenses through cost reduction measures implemented in January and April 2001, which includes workforce reductions, consolidation of facilities and departments, asset writedowns, and other miscellaneous cost reductions. We consolidated our North American workforce into our Boca Raton, Florida facility and we closed our Toronto, Ontario, Canada and Atlanta, Georgia offices. We also consolidated our North American research and development and professional services resources. There is no assurance we will achieve these objectives and thus achieve profitability. In addition, even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis in the future.



OUR REVENUE IS DIFFICULT TO PREDICT AND QUARTERLY OPERATING RESULTS MAY FLUCTUATE IN FUTURE PERIODS, AS A RESULT OF WHICH WE MAY FAIL TO MEET EXPECTATIONS WHICH MAY CAUSE OUR COMMON STOCK PRICE TO DECLINE.


     Our revenue and operating results may vary significantly from quarter to quarter due to a number of factors. This fluctuation may cause our operating results to be below the expectations of public market analysts and investors, and the price of our common stock may fall. Factors that could cause quarterly fluctuations include:

     - variations in demand for our products and services;

     - competitive pressures;

     - further decrease in corporate information technology spending and decline in economic conditions and market;

     - prospective customers delaying their decision to acquire licenses for our products;

     - our quarterly revenue and expense levels;

     - our ability to develop and attain market acceptance of enhancements to the RevChain product family and any new products and services;

     - the pace of product implementation and the timing of customer acceptance;

     - industry consolidation reducing the number of potential customers;

     - changes in our pricing policies or the pricing policies of our competitors; and

     - the mix of sales channels through which our products and services are sold.

     The timing of revenue and revenue recognition is difficult to predict. In any given quarter, most of our revenue has been attributable to a limited number of relatively large contracts and we expect this to continue. Further, our customer contract bookings and revenue recognized tends to occur predominantly in the last two weeks of the quarter. As a result, our quarterly results of operations are difficult to predict and the deferral of even a small number of contract bookings or delays associated with delivery of products in a particular quarter could significantly reduce our revenue and increase our net loss, which would hurt our quarterly financial performance. In addition, a substantial portion of our costs are relatively fixed and based upon anticipated revenue. A failure to book an expected order in a given quarter would not be offset by a corresponding reduction in costs and could adversely affect our operating results.


THE LOW PRICE OF OUR COMMON STOCK COULD RESULT IN THE DELISTING OF OUR COMMON STOCK FROM THE NASDAQ NATIONAL MARKET WHICH COULD CAUSE OUR COMMON STOCK PRICE TO DECLINE AND MAKE TRADING IN OUR COMMON STOCK MORE DIFFICULT TO INVESTORS.


     Our common stock is currently quoted on The Nasdaq National Market. We must satisfy Nasdaq's minimum listing maintenance requirements to maintain our listing on The Nasdaq

National Market. Nasdaq listing maintenance requirements include a series of financial tests relating to net tangible assets, public float, number of market makers and shareholders, market capitalization, and maintaining a minimum bid price of $1.00 for shares of our common stock. If the minimum closing bid price of our common stock were to trade below $1.00 for 30 consecutive trading days, or if we are unable to meet Nasdaq's standards for any other reason, our common stock could be delisted from The Nasdaq National Market. If our common stock is delisted from The Nasdaq National Market, the common stock would trade on either The Nasdaq SmallCap Market or on the OTC Bulletin Board, both of which are viewed by most investors as less desirable and less liquid marketplaces. Thus, delisting from The Nasdaq National Market could make trading our shares more difficult for investors, leading to further declines in share price. It would also make it more difficult for us to raise additional capital. In addition, we would incur additional costs under state blue sky laws to sell equity if our common stock is delisted from The Nasdaq National Market.


WE FACE SIGNIFICANT COMPETITION FROM COMPANIES THAT HAVE GREATER RESOURCES THAN WE DO AND THE MARKETS IN WHICH WE COMPETE ARE RELATIVELY NEW, INTENSELY COMPETITIVE, HIGHLY FRAGMENTED AND RAPIDLY CHANGING.


     The markets in which we compete are relatively new, intensely competitive, highly fragmented and rapidly changing. In some markets, limited capital resources are causing reduced spending in information technology. We expect competition to increase in the future, both from existing competitors as well as new entrants in our current markets. Our principal competitors include other internet enabled billing and customer care system providers, operation support system providers, systems integrators and service bureaus, and the internal information technology departments of larger communications companies, which may elect to develop functionalities similar to those provided by our product in-house rather than buying them from us. Many of our current and future competitors may have advantages over us, including:

     - longer operating histories;

     - larger customer bases;

     - substantially greater financial, technical, research and development and sales and marketing resources;

     - a lead in expanding their business internationally;

     - greater name recognition; and

     - ability to more easily provide a comprehensive hardware and software solution.

     Our current and potential competitors have established, and may continue to establish in the future, cooperative relationships among themselves or with third parties, including telecom hardware vendors, that would increase their ability to compete with us. In addition, competitors may be able to adapt more quickly than we can to new or emerging technologies and changes in customer needs, or to devote more resources to promoting and selling their products. If we fail to adapt to market demands and to compete successfully with existing and new competitors, our business and financial performance would suffer.

WE DEPEND ON STRATEGIC BUSINESS ALLIANCES WITH THIRD PARTIES, INCLUDING SOFTWARE FIRMS, CONSULTING FIRMS AND SYSTEMS INTEGRATION FIRMS, TO SELL AND IMPLEMENT OUR PRODUCTS, AND ANY FAILURE TO DEVELOP OR MAINTAIN THESE ALLIANCES COULD HURT OUR FUTURE GROWTH IN REVENUE AND OUR GOALS FOR ACHIEVING PROFITABILITY.



     Third parties such as operation support system providers, other software firms, consulting firms and systems integration firms help us with marketing and sales and implementation of our products. In order to address a broader market and to satisfy customers' requirements associated with the use of independent consulting and systems integration firms, we have increased our focus on indirect sales through our strategic alliance partners, including operational support system providers, other software application companies, consulting firms and systems integration firms. To be successful, we must maintain our relationships with these firms, develop additional similar relationships and generate new business opportunities through joint marketing and sales efforts. We may encounter difficulties in forging and maintaining long-term relationships with these firms for a variety of reasons. These firms may discontinue their relationships with us, fail to devote sufficient resources to market our products or develop relationships with our competitors. Many of these firms also work with competing software companies, and our success will depend on their willingness and ability to devote sufficient resources and efforts to marketing our products versus the products of others. In addition, these firms may delay the product implementation or negatively affect our customer relationships. Our agreements with these firms typically are in the form of a non-exclusive referral fee or license and package discount arrangement that may be terminated by either party without cause or penalty and with limited notice.



MANY OF OUR CUSTOMERS AND POTENTIAL CUSTOMERS ARE NEW ENTRANTS INTO THEIR MARKETS AND LACK FINANCIAL RESOURCES, AS A RESULT OF WHICH IF THEY CANNOT SECURE ADEQUATE FINANCING, WE MAY NOT MAINTAIN THEIR BUSINESS, WHICH WOULD NEGATIVELY IMPACT OUR REVENUE AND RESULTS OF OPERATIONS.



     Many of our customers and potential customers are new entrants into their markets and lack significant financial resources. These companies rely to a large degree on access to the capital markets for growth that have cut back over the past several months. Their failure to raise capital has hurt their financial viability and their ability to purchase our products. The lack of funding has caused potential customers to reduce information technology spending. If our potential customers cannot obtain the resources to purchase our products, they may turn to other options such as service bureaus, which would hurt our business. Also, because we do at times provide financing arrangements to customers, their ability to make payments to us may impact when we can recognize revenue.


     The revenue growth and profitability of our business depends significantly on the overall demand for software products and services that manage the revenue chain, particularly in the product and service segments in which we compete. Softening demand for these products and services caused by worsening economic conditions may result in decreased revenues or earning levels or growth rates. Recently, the U.S. economy has weakened. This has resulted in companies delaying or reducing expenditures, such as for information technology.

     In addition, our current customers' ability to generate revenues or otherwise obtain capital could adversely impact on their ability to purchase additional products or renew maintenance and support agreements with us. If they go out of business there will be no future licenses to support revenue.

     The lack of funding available in our customers' markets, the recent economic downturn in the technology market and customers shutting down or declaring bankruptcy may cause our accounts receivable to continue to increase. There is no assurance we will be able to collect all of these outstanding receivables.


OUR LENGTHY SALES CYCLE MAKES IT DIFFICULT TO PREDICT THE TIMING OF SALES AND THE RESULTING REVENUE, AND REVENUE MAY VARY FROM PERIOD TO PERIOD, WHICH MAY ADVERSELY AFFECT OUR COMMON STOCK PRICE.


     The sales cycle associated with the purchase of our products is lengthy, and the time between the initial proposal to a prospective customer and the signing of a license agreement can be as long as one year. Our products involve a commitment of capital which may be significant to the customer, with attendant delays frequently associated with large capital expenditures and implementation procedures within an organization. These delays may reduce our revenue in a particular period without a corresponding reduction in our costs, which could hurt our results of operations for that period.


THE PRICE OF OUR COMMON STOCK HAS BEEN AND WILL CONTINUE TO BE VOLATILE, WHICH INCREASES THE RISK OF AN INVESTMENT IN OUR COMMON STOCK.


     The trading price of our common stock has fluctuated in the past and will fluctuate in the future. This future fluctuation could be a result of a number of factors, many of which are outside our control. Some of these factors include:

     - quarter-to-quarter variations in our operating results;

     - failure to meet the expectations of industry analysts;

     - announcements and technological innovations or new products by us or our competitors;

     - increased price competition; and

     - general conditions in the Internet and telecommunications industry.

     The stock market has experienced extreme price and volume fluctuations, which have particularly affected the market prices of many Internet and computer software companies, including ours, and which we believe have often been unrelated to the operating performance of these companies or our company.


OUR STRATEGY TO EXPAND INTO INTERNATIONAL MARKETS THROUGH DIRECT SALES EFFORTS AND THROUGH STRATEGIC RELATIONSHIPS MAY NOT SUCCEED AS A RESULT OF LEGAL, BUSINESS AND ECONOMIC RISKS SPECIFIC TO INTERNATIONAL OPERATIONS.



     Our strategy includes expansion into international markets through a combination of direct sales efforts and strategic relationships. In addition to risks generally associated with international operations, our future international operations might not succeed for a number of reasons, including:


     - dependence on sales efforts of third party distributors and systems integrators;

     - difficulties in staffing and managing foreign operations;

     - difficulties in localizing products and supporting customers in foreign countries;

     - reduced protection for intellectual property rights in some countries;

     - greater difficulty in collecting accounts receivable; and

     - uncertainties inherent in transnational operations such as export and import regulations, taxation issues, tariffs and trade barriers.

To the extent that we are unable to successfully manage expansion of our business into international markets due to any of the foregoing factors, our business could be adversely affected.

WE RECENTLY INTRODUCED OUR REVCHAIN FAMILY OF INDUSTRY-FOCUSED SOFTWARE SUITES, THE SUCCESS OF WHICH WILL BE DEPENDENT UPON MARKET ACCEPTANCE.

     We introduced the RevChain product family in early 2001. This new product family is an evolution of our former customer management and billing products that were significantly enhanced and re-positioned to address the customer need for managing the entire revenue chain. The RevChain product family consists of several industry-focused suites, some of which are in the early stages of their release, and are undergoing further development. As a result, the market's acceptance of our new RevChain product family, and the maturity of some of the industry-focused product suites, may have an affect on our business and financial performance, including our revenues.


OUR FUTURE SUCCESS WILL DEPEND IN PART UPON OUR ABILITY TO CONTINUALLY ENHANCE OUR PRODUCT OFFERING TO MEET THE CHANGING NEEDS OF SERVICE PROVIDERS, AND IF WE ARE NOT ABLE TO DO SO WE WILL LOSE FUTURE BUSINESS TO OUR COMPETITORS.


     We believe that our future success will depend to a significant extent upon our ability to enhance our product offering and packaged industry suites and to introduce new products and features to meet the requirements of our customers in a rapidly developing and evolving market. We devote significant resources to refining and expanding our software products, developing our pre-configured industry suites and investigating complimentary products and technologies. The requirements of our customers may change and our present or future products or packaged industry suites may not satisfy the evolving needs of our targeted markets. If we are unable to anticipate or respond adequately to customer needs, we will lose business and our financial performance will suffer.


IF WE CANNOT CONTINUE TO OBTAIN OR IMPLEMENT THE THIRD-PARTY SOFTWARE THAT WE INCORPORATE INTO OUR PRODUCT OFFERING, WE MAY HAVE TO DELAY OUR PRODUCT DEVELOPMENT OR REDESIGN EFFORTS WHICH COULD HAVE AN ADVERSE EFFECT ON OUR REVENUE AND RESULTS OF OPERATIONS.


     Our product offering involves integration with products and systems developed by third parties. If any of these third-party products should become unavailable for any reason, fail under operation with our product offering or fail to be supported by their vendors, it would be necessary for us to redesign our product offering. We might encounter difficulties in accomplishing any necessary redesign in a cost-effective or timely manner. We also could experience difficulties integrating our product offering with other hardware and software. Furthermore, if new releases of third-party products and systems occur before we develop products compatible with these new releases, we could experience a decline in demand for our product offering, which could cause our business and financial performance to suffer.

WE MAY BE UNABLE TO PROTECT OUR PROPRIETARY TECHNOLOGY, AND OUR COMPETITORS MAY INFRINGE ON OUR TECHNOLOGY, EITHER OF WHICH COULD HARM THE VALUE OF OUR PROPRIETARY TECHNOLOGY.


     Any misappropriation of our technology or the development of competitive technology could seriously harm our business. We regard a substantial portion of our software product as proprietary and rely on a combination of patent, copyright, trademark and trade secret laws, customer license agreements and employee and third-party agreements to protect our proprietary rights. These steps may not be adequate, and we do not know if they will prevent misappropriation of our intellectual property, particularly in foreign countries where the laws may not protect proprietary rights as fully as do the laws of the United States. Other companies could independently develop similar or superior technology without violating our proprietary rights. If we have to resort to legal proceedings to enforce our intellectual property rights, the proceedings could be burdensome and expensive and could involve a high degree of risk.


CLAIMS BY OTHERS THAT WE INFRINGE THEIR PROPRIETARY TECHNOLOGY COULD BE COSTLY AND HARM OUR BUSINESS.


     Third parties could claim that our current or future products or technology infringe their proprietary rights. An infringement claim against us could be costly even if the claim is invalid, and could distract our management from the operation of our business. Furthermore, a judgment against us could require us to pay substantial damages and could also include an injunction or other court order that could prevent us from selling our product offering. If we faced a claim relating to proprietary technology or information, we might seek to license technology or information, or develop our own, but we might not be able to do so. Our failure to obtain the necessary licenses or other rights or to develop non-infringing technology could prevent us from selling our products and could seriously harm our business.


LOSS OF OUR SENIOR MANAGEMENT PERSONNEL, PARTICULARLY JAMES DALEEN, WOULD LIKELY HURT OUR BUSINESS.


     Our future success depends to a significant extent on the continued services of our senior management and other key personnel, particularly James Daleen, our founder and chief executive officer. If we lost the services of Mr. Daleen or other key employees it would likely hurt our business. We have employment and non-compete agreements with some of our executive officers, including Mr. Daleen. However, these agreements do not obligate them to continue working for us.


PRODUCT DEFECTS OR SOFTWARE ERRORS IN OUR PRODUCTS COULD ADVERSELY AFFECT OUR BUSINESS DUE TO COSTLY REDESIGNS, PRODUCTION DELAYS AND CUSTOMER
DISSATISFACTION.



     Design defects or software errors in our products may cause delays in product introductions or damage customer satisfaction, either of which could seriously harm our business. Our software products are highly complex and may, from time to time, contain design defects or software errors that may be difficult to detect and correct. Although we have license agreements with our customers that contain provisions designed to limit our exposure to potential claims and liabilities arising from customer problems, these provisions may not effectively protect us against all claims. In addition, claims and liabilities arising from customer problems could significantly damage our reputation and hurt our business.

IN THE EVENT WE ACQUIRE THIRD PARTIES OR THIRD PARTY TECHNOLOGIES, SUCH ACQUISITIONS COULD RESULT IN DISRUPTIONS TO OUR BUSINESS AND DIVERSION OF MANAGEMENT, AND COULD REQUIRE THAT WE ENGAGE IN FINANCING TRANSACTIONS THAT COULD HURT OUR FINANCIAL PERFORMANCE.


     We may in the future make acquisitions of companies, products or technologies, or enter into strategic relationship agreements that require substantial up-front investments. We will be required to assimilate the acquired businesses and may be unable to maintain uniform standards, controls, procedures and policies if we fail to do so effectively. We may have to incur debt or issue equity securities to pay for any future acquisitions. The issuance of equity securities for any acquisition could be substantially dilutive to our stockholders. In addition, our profitability may suffer because of acquisition-related costs or amortization costs for acquired goodwill and other intangible assets.


OUR SUCCESS DEPENDS IN PART ON OUR ABILITY TO ATTRACT AND RETAIN SKILLED EMPLOYEES, WHICH IS DIFFICULT AND EXPENSIVE IN TODAY'S TECHNOLOGY LABOR MARKET.


     Our success depends in large part on our ability to attract, train, motivate and retain highly skilled information technology professionals, software programmers and sales and marketing professionals. Qualified personnel in these fields are in great demand and are likely to remain a limited resource. We may be unable to continue to retain the skilled employees we require. Any inability to do so could prevent us from managing and competing for existing and future projects or to compete for new customer contracts.


DELAWARE LAW, OUR CERTIFICATE OF INCORPORATION AND OUR BYLAWS CONTAIN ANTI-TAKEOVER PROVISIONS THAT MAY DELAY, DEFER OR PREVENT A CHANGE OF CONTROL.



     Certain provisions of Delaware law, our certificate of incorporation and our bylaws contain provisions that could delay, deter or prevent a change in control of Daleen. Our certificate of incorporation and bylaws, among other things, provide for a classified board of directors, restrict the ability of stockholders to call stockholders meetings by allowing only stockholders holding, in the aggregate, not less than 10% of the capital stock entitled to cast votes at these meetings to call a meeting, preclude stockholders from raising new business for consideration at stockholder meetings unless the proponent has provided us with timely advance notice of the new business, and limit business that may be conducted at stockholder meetings to those matters properly specified in notices delivered to us. Moreover, we have not opted out of Section 203 of the Delaware General Corporation Law, which prohibits mergers, sales of material assets and some types of self-dealing transactions between a corporation and a holder of 15% or more of the corporation's outstanding voting stock for a period of three years following the date the stockholder became a 15% holder, unless an applicable exemption from the rule is available. These provisions do not apply to the purchasers of our Series F preferred stock. Additionally, the issuance of the Series F preferred stock may delay, deter or prevent a change of control of Daleen, particularly if the holders of the Series F preferred stock oppose the transaction.


        RISKS RELATED TO THE SERIES F PREFERRED STOCK AND THIS OFFERING

THE HOLDERS OF THE SERIES F PREFERRED STOCK HAVE RIGHTS THAT ARE SENIOR TO THOSE OF THE HOLDERS OF THE COMMON STOCK.

     The holders of the Series F preferred stock will have a claim against our assets senior to the claim of the holders of our common stock in the event of our liquidation, dissolution or winding up. The aggregate amount of that senior claim will be at least $27.5 million. The holders of the Series F preferred stock also have voting rights entitling them to vote together with the holders of our common stock as a single class and on the basis of 100 votes per share of Series F preferred stock, subject to adjustment for any stock split, stock dividend, reverse stock split, reclassification or consolidation of or on our common stock. As of July 17, 2001, the voting rights of the holders of Series F preferred stock, excluding shares of common stock currently owned by the purchasers of the Series F preferred stock, would constitute 53.1% of the entire voting class of common stock, or 62.0%, if the purchasers and the placement agent exercise the Series F warrants. On July 17, 2001, we had 21,863,730 shares of common stock issued and outstanding and 247,882 shares of Series F preferred stock issued and outstanding. Additionally, we had outstanding Series F warrants for the purchase of an aggregate of 109,068 shares of Series F preferred stock. Following the conversion of the Series F preferred stock, the holders will be entitled to vote the number of shares of common stock issued upon conversion. As a result, the holders of Series F preferred stock have a significant ability to determine the outcome of matters submitted to our stockholders for a vote. Additionally, the holders of the Series F preferred stock are entitled to vote as a separate class on certain matters, including:


     - the authorization or issuance of any other class or series of preferred stock ranking senior to or equal with the Series F preferred stock as to payment of amounts distributable upon dissolution, liquidation or winding up of Daleen;

     - the issuance of any additional shares of Series F preferred stock;

     - the reclassification of any capital stock into shares having preferences or priorities senior to or equal with the Series F preferred stock;

     - the amendment, alteration, or repeal of any rights of the Series F preferred stock; and

     - the payment of dividends on any other class or series of capital stock of Daleen, including the payment of dividends on the common stock.

     As a result of these preferences and senior rights, the holders of the Series F preferred stock have rights that are senior to the common stock in numerous respects.

     The holders of the Series F preferred stock have other rights and preferences, including the right to convert the Series F preferred stock into an increased number of shares of common stock as a result of conversion price reset provisions and anti-dilution adjustments.


THE PRIVATE PLACEMENT PROVIDED THE INVESTORS IN THE SERIES F PREFERRED STOCK WITH SUBSTANTIAL EQUITY OWNERSHIP IN DALEEN AND HAD A SIGNIFICANT DILUTIVE EFFECT ON EXISTING STOCKHOLDERS.



     The Series F preferred stock is convertible at any time into a substantial percentage of the outstanding shares of our common stock. The issuance of the Series F preferred stock has resulted in substantial dilution to the interests of the holders of our common stock. The exercise of the Series F warrants will result in further dilution. The number of shares of our common stock issuable upon conversion of the Series F preferred stock, and the extent of dilution to existing stockholders, depends on a number of factors, including events that cause an adjustment to the conversion price.

FOLLOWING OUR FINAL EARNINGS RELEASE FOR THE QUARTER ENDED JUNE 30, 2001, THE CONVERSION PRICE OF OUR SERIES F PREFERRED STOCK WILL BE RESET, AND THE NUMBER OF SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF, OUR SERIES F PREFERRED STOCK WILL BE INCREASED.



     As discussed under "Description of Private Placement" below, the Series F preferred stock conversion price is subject to a "reset" in the event we issue an earnings release with respect to our June 30, 2001 quarter. As a result of the conversion price reset provisions in the terms of the Series F preferred stock, the conversion price of the Series F preferred stock could be reduced to as low as $0.8321. In that case, each share of Series F preferred stock would be convertible into 133.3253 shares of common stock. If the conversion price is $0.8321, and assuming that the holders of the Series F preferred stock and Series F warrants exercise the Series F warrants in full and convert all of their shares of Series F preferred stock into shares of common stock, we would issue an aggregate of 47,590,466 shares of common stock. Based on the number of shares of our common stock outstanding on July 17, 2001, this would represent 68.5% of our outstanding common stock.



     On April 10, 2001, we issued a press release announcing a consolidation and expense reduction plan that constitutes an "earnings release" for purposes of the reset. The reset conversion price with respect to this earnings release is $0.9230. As a result, following our final earnings release for the June 30, 2001 quarter, the Series F preferred stock conversion price will be adjusted to $0.9230 unless there is a lower reset conversion price following a subsequent earnings release. In no event will the conversion price be less than $0.8321 as a result of a reset. In the event the conversion price is reduced to $0.9230, each share of Series F preferred stock will be convertible into 120.195 shares of our common stock. Based on that conversion price, and assuming that the holders of the Series F preferred stock and Series F warrants exercise the Series F warrants in full and convert all of their shares of Series F preferred stock, we would issue an aggregate of 42,903,607 shares of common stock. Based on the number of shares of common stock outstanding on July 17, 2001, this would represent 66.2% of our outstanding common stock.



OUR SERIES F PREFERRED STOCK PROVIDES FOR ANTI-DILUTION ADJUSTMENTS TO THE SERIES F PREFERRED STOCK CONVERSION PRICE, WHICH COULD RESULT IN A REDUCTION OF THE CONVERSION PRICE.



     Subject to certain exceptions, the conversion price of the Series F preferred stock will be reduced each time, if any, that we issue common stock, options, warrants or other rights to acquire common stock at a price per share of common stock that is less than the conversion price of the Series F preferred stock then in effect. A reduction in the conversion price of the Series F preferred stock will increase the number of shares of common stock issuable upon conversion of the Series F preferred stock.



THE SERIES F PREFERRED STOCK IS AUTOMATICALLY CONVERTIBLE ONLY IN LIMITED CIRCUMSTANCES AND, AS A RESULT COULD BE OUTSTANDING INDEFINITELY.


     The Series F preferred stock will convert automatically into common stock only if, after March 30, 2002, the closing price of our common stock on The Nasdaq National Market or a national securities exchange is at least $3.3282 per share for ten out of any 20 trading day period. Otherwise, the shares of Series F preferred stock are convertible only at the option of the holder. Further, the Series F preferred stock is not subject to automatic conversion if our common stock is not then listed for trading on The Nasdaq National Market or a national securities exchange. Each Series F Warrant is exercisable for Series F preferred stock in whole or in part at any time during a five-year exercise period at the sole discretion of the Series F warrant holder and will not be convertible or callable at the election of Daleen. As a result of these provisions, the Series F preferred stock may remain outstanding indefinitely.



THE PRIVATE PLACEMENT INVESTORS ACQUIRED VOTING POWER OF OUR CAPITAL STOCK SUFFICIENT TO ENABLE THE INVESTORS TO CONTROL OR SIGNIFICANTLY INFLUENCE ALL MAJOR CORPORATE DECISIONS.



     The purchasers of the Series F preferred stock and Series F warrants acquired a percentage of the voting power of our capital stock that will enable such purchasers to elect directors and to control to a significant extent major corporate decisions involving Daleen and its assets that are subject to a vote of our stockholders. The voting rights of the purchasers of the Series F preferred stock, when combined with the common stock owned by their affiliates, currently represents approximately 69.3% of the voting power of Daleen, and would represent approximately 75.6% if the purchasers exercise the Series F warrants and other outstanding warrants to purchase common stock held by an affiliate of one of the purchasers.



     Following is information on HarbourVest Partners VI-Direct Fund L.P., one of the purchasers in the private placement:



     - HarbourVest Partners VI-Direct Fund L.P. is managed by HarbourVest Partners, LLC, which also manages HarbourVest Partners V-Direct Fund L.P.



     - HarbourVest Partners V-Direct Fund L.P. currently beneficially owns approximately 21.9% of our common stock (including a warrant to purchase 1,250,000 shares of our common stock).



     - As a result of the private placement, HarbourVest Partners, LLC, through funds it manages, beneficially owns approximately 35.4% of our common stock, based on a Series F preferred stock conversion price of $0.9230 and assuming conversion of all of the outstanding shares of Series F preferred stock and exercise of all of the HarbourVest funds' Series F warrants and outstanding warrants to purchase our common stock.



     - Prior to the conversion of the Series F preferred stock, but assuming exercise of the HarbourVest funds' Series F warrants and their other warrants, HarbourVest Partners, LLC would control approximately 34.3% of the voting power of Daleen, or 27.5% prior to exercising the HarbourVest funds' Series F warrants and other warrants, based on the voting rights of the Series F preferred stock.



     Following is information on SAIC Venture Capital Corporation, one of the purchasers in the private placement:



     - Prior to the private placement, SAIC Venture Capital Corporation owned approximately 10.3% of our outstanding common stock.



     - SAIC Venture Capital Corporation purchased 67,604 shares of Series F preferred stock and Series F warrants to purchase an additional 27,042 shares of Series F preferred stock in the private placement.



     - As a result, SAIC Venture Capital Corporation beneficially owns approximately 24.8% of our outstanding common stock, based on a Series F preferred stock conversion price of $0.9230 and assuming conversion of all of the outstanding shares of Series F preferred stock and exercise of SAIC Venture Capital Corporation's Series F warrants.



     - Prior to the conversion of the Series F preferred stock, but assuming exercise of its Series F warrants, SAIC Venture Capital Corporation would control approximately 23.7% of the voting power of Daleen, or 19.3% prior to the exercise of its Series F warrants, based on the voting rights of the Series F preferred stock.


SALES OF A SUBSTANTIAL NUMBER OF SHARES OF COMMON STOCK IN THE PUBLIC MARKET, INCLUDING THE SHARES OFFERED HEREBY, COULD LOWER OUR STOCK PRICE AND IMPAIR OUR ABILITY TO RAISE FUNDS IN NEW STOCK OFFERINGS.


     Future sales of a substantial number of shares of our common stock in the public market, including the shares offered hereby, or the perception that such sales could occur, including any perceptions that may be created upon the actual conversion of Series F preferred stock, could adversely affect the prevailing market price of our common stock. Additionally, a decrease in the market price of our common stock could make it more difficult for us to raise additional capital through the sale of equity securities. We filed this registration statement pursuant to a registration rights agreement with the purchasers of the Series F preferred stock and Series F warrants. We are required under the registration rights agreement to maintain one or more effective shelf registration statements, including this registration statement, that will permit the holders of the Series F preferred stock and Series F warrants to sell the shares of our common stock issuable upon conversion of the Series F preferred stock in the public market from time to time until all of the shares are sold or the shares otherwise may be transferred without restriction under the securities laws.



                           FORWARD-LOOKING STATEMENTS



     THIS REGISTRATION STATEMENT, AS WELL AS THE INFORMATION INCORPORATED HEREIN BY REFERENCE, CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE SECURITIES ACT OF 1933 AND THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED BY THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE FORWARD-LOOKING STATEMENTS ARE NOT HISTORICAL FACTS BUT RATHER ARE BASED ON CURRENT EXPECTATIONS, ESTIMATES AND PROJECTIONS ABOUT OUR BUSINESS AND INDUSTRY, OUR BELIEFS AND ASSUMPTIONS. WORDS SUCH AS "ANTICIPATES", "EXPECTS", "INTENDS", "PLANS", "BELIEVES", "SEEKS", "ESTIMATES" AND VARIATIONS OF THESE WORDS AND STATEMENTS AND SIMILAR EXPRESSIONS ARE NOT GUARANTEES OF FUTURE PERFORMANCE AND ARE SUBJECT TO KNOWN AND UNKNOWN RISKS, UNCERTAINTIES, AND OTHER FACTORS, SOME OF WHICH ARE BEYOND OUR CONTROL, ARE DIFFICULT TO PREDICT AND COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED OR FORECASTED IN THE FORWARD-LOOKING STATEMENTS. THESE RISKS AND UNCERTAINTIES INCLUDE THOSE DESCRIBED IN "RISK FACTORS" AND ELSEWHERE IN THIS REGISTRATION STATEMENT, AND THOSE DESCRIBED IN "RISKS ASSOCIATED WITH DALEEN'S BUSINESS AND FUTURE OPERATING RESULTS", "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND ELSEWHERE IN OUR ANNUAL REPORT ON FORM 10-K AND THE OTHER REPORTS INCORPORATED BY REFERENCE HEREIN. FORWARD-LOOKING STATEMENTS THAT WERE TRUE AT THE TIME MADE MAY ULTIMATELY PROVE TO BE INCORRECT OR FALSE. READERS ARE CAUTIONED TO NOT PLACE UNDUE RELIANCE ON FORWARD-LOOKING STATEMENTS, WHICH REFLECT OUR MANAGEMENT'S VIEW ONLY AS OF THE DATE OF THIS REPORT. WE UNDERTAKE NO OBLIGATION TO UPDATE OR REVISE FORWARD-LOOKING STATEMENTS TO REFLECT CHANGED ASSUMPTIONS, THE OCCURRENCE OF UNANTICIPATED EVENTS OR CHANGES TO FUTURE OPERATING RESULTS.

                        DESCRIPTION OF PRIVATE PLACEMENT

GENERAL


     On March 30, 2001, we entered into the purchase agreements for the private placement of $27.5 million of our Series F preferred stock and Series F warrants. The consummation of the private placement was subject to the receipt of approval from our stockholders, including approval of an amendment to our certificate of incorporation to increase the number of authorized shares of common stock and to create and designate the Series F preferred stock. The purchasers deposited the full $27.5 million purchase price in escrow with SunTrust Bank as escrow agent. The only condition to the release of the escrowed funds to us was the receipt of the requisite stockholder approval of the private placement by July 30, 2001.



     Our stockholders approved the private placement, including the amendment to our certificate of incorporation, at our annual meeting of stockholders held on June 7, 2001. Pursuant to the purchase agreements, on June 7, 2001, the escrow agent released the escrowed funds to us and we issued the Series F preferred stock and Series F warrants to the purchasers.



     The offering and sale of the Series F preferred stock and Series F warrants was exempt from registration under the Securities Act of 1933, as amended, by virtue of Rule 506 of Regulation D promulgated thereunder. The Series F preferred stock is a new series of our preferred stock.



     We filed this registration statement pursuant to the terms of the purchase agreements which require that we file with the Securities and Exchange Commission a registration statement to register the common stock issuable upon conversion of the Series F preferred stock (including the shares of Series F preferred stock issuable upon exercise of the Series F warrants) on or before May 14, 2001. We previously granted "piggyback" registration rights to a number of our other stockholders, including our largest stockholders. Certain of these stockholders exercised their registration rights and, as a result, their shares also are included in this registration statement. Additionally, on June 8, 2001, we granted warrants to purchase 750,000 shares of common stock to certain of the selling stockholders. In connection with that transaction, we agreed to register the shares of common stock issuable upon exercise of the warrants. Accordingly, those shares are included in this registration statement.



CERTAIN TERMS OF THE SERIES F PREFERRED STOCK



     General. Pursuant to the terms of the purchase agreements, on June 7, 2001, we issued and sold (i) an aggregate of 247,882 shares Series F preferred stock and (ii) Series F warrants to purchase an aggregate of 109,068 shares of Series F preferred stock, including a Series F Warrant that we issued to Robertson Stephens, Inc., which acted as our placement agent in the private placement. The purchase price per share of the Series F preferred stock (without giving effect to the allocation of any part of the purchase price to the Series F warrants) was $110.94 per share, which is equal to (i) $1.1094, the average closing price per share of our common stock during the ten trading days ending on March 30, 2001, the date of the purchase agreements, multiplied by (ii) 100, the number of shares of common stock initially issuable upon conversion of a share of Series F preferred stock.



     Conversion. Each share of Series F preferred stock is convertible at any time at the option of the holder into shares of our common stock. The number of shares of common stock issuable upon conversion of a single share of Series F preferred stock is determined by dividing the original price per share of the Series F preferred stock, which is $110.94, by the conversion price in effect on the date of conversion. The initial conversion price is $1.1094. However, pursuant to the terms of the Series F preferred stock, the conversion price and, as a result, the number of shares of common stock issuable upon conversion, is subject to a one-time adjustment, or reset, as follows:

     - in the event the average market price (based on the closing price per share as reported by The Nasdaq Stock Market) per share of our common stock for the ten consecutive trading days following the date on which we issue an "earnings release" (as defined below) for the quarter ended June 30, 2001 (the "Reset Price") is less than the conversion price (initially, $1.1094), the conversion price will be adjusted automatically to the higher of (A) the Reset Price or (B) $0.8321 (75% of the initial conversion price);

     - if we issue more than one earnings release with respect to the quarter ended June 30, 2001, a Reset Price will be calculated for the ten trading days following each earnings release, and the lowest Reset Price will be used for the purpose of determining the adjusted conversion price;

     - the effective date for the reset will follow our final earnings release for the June 30, 2001 quarter; and

     - the term "earnings release" means (A) a press release issued by us after March 30, 2001, providing any material financial metrics regarding revenue or estimated revenue or earnings or estimated earnings for the quarter ended June 30, 2001, including announcements regarding consolidation and expense reduction plans implemented or to be implemented by us, or (B) a press release issued by us announcing our actual total revenue for the quarter ended June 30, 2001.


     As a result of the reset, the Series F preferred stock conversion price could be reduced to as low as $0.8321. In that event, each share of Series F preferred stock would be convertible into 133.3253 shares of our common stock, or an aggregate of approximately 47,590,466 shares assuming exercise of all of the Series F warrants and conversion of all of the shares of Series F preferred stock. On April 10, 2001, we issued a press release announcing a consolidation and expense reduction plan that constitutes an "earnings release" for purposes of the reset. The Reset Price with respect to this earnings release is $0.9230. As a result, following our final earnings release for the June 30, 2001 quarter, the conversion price will be adjusted to $0.9230 unless there is a lower Reset Price following a subsequent earnings release. In no event will the conversion price be less than $0.8321 as a result of a reset. In the event the conversion price is reduced to $0.9230, each share of Series F preferred stock would be convertible into 120.1950 shares of our common stock, or an aggregate of approximately 42,903,607 shares of our common stock. For purposes of this prospectus, and unless indicated otherwise, the number of shares of common stock issuable upon conversion of the Series F preferred stock is based on an assumed conversion price of $0.9230.


     In addition to the reset, in the event we issue common stock or securities convertible into common stock at a price per share less than the conversion price of the Series F preferred stock, the conversion price will be reduced to be equal to the price per share of the securities sold by us. This adjustment provision is subject to a number of exceptions, including the issuance of stock or options to employees and the issuance of stock or options in connection with acquisitions. The conversion price also will be subject to adjustment as a result of stock splits, stock dividends and the like on the common stock. These provisions will apply to any of the foregoing actions that occur after March 30, 2001.

     The Series F preferred stock will automatically convert into common stock at any time after March 30, 2002, if our common stock trades on The Nasdaq National Market or a national securities exchange at a price per share of at least $3.3282 (three times the initial conversion price) for ten trading days within any twenty trading day period.


     Voting Rights. The holders of the Series F preferred stock have voting rights entitling them to vote together with the holders of our common stock as a single class on all matters presented for a vote to the common stockholders. Each holder of Series F preferred stock is entitled to cast 100 votes for each share of Series F preferred stock held by such holder, subject to adjustment for any stock split, stock dividend, reverse stock split, reclassification or consolidation of or on our common stock. Additionally, so long as 50% of the Series F preferred stock is still outstanding, holders of the Series F preferred stock are entitled to have a class vote on certain matters, including the following:


     - the authorization or issuance of any other class or series of preferred stock ranking senior to or equal with the Series F preferred stock as to payment of amounts distributable upon dissolution, liquidation or winding up of Daleen;

     - the issuance of any additional shares of Series F preferred stock;

     - the reclassification of any capital stock into shares having preferences or priorities senior to or equal with the Series F preferred stock;


     - the amendment, alteration or repeal of any rights of the Series F preferred stock; and


     - the payment of dividends on any other class or series of capital stock of the Company, including the payment of dividends on the common stock.


TERMS OF THE SERIES F WARRANTS



     Simultaneous with the issuance of the Series F preferred stock, we issued to the purchasers of Series F preferred stock, as well as Robertson Stephens, Inc., which acted as our placement agent in the private placement, Series F warrants to purchase an aggregate of 109,068 additional shares of Series F preferred stock. The Series F warrants have an exercise price of $166.41 per share of Series F preferred stock and are exercisable at any time on or before June 7, 2006. The exercise price per share is equal to 150% of the original price per share of the Series F preferred stock.



OWNERSHIP OF CERTAIN SERIES F PURCHASERS



     The purchasers of shares of Series F preferred stock and Series F warrants, all of whom are selling stockholders, include SAIC Venture Capital Corporation and St. Paul Venture Capital VI, LLC, which are current stockholders or affiliates of current stockholders of Daleen. Other purchasers include a venture capital fund, HarbourVest Partners VI -- Direct Fund L.P., managed by HarbourVest Partners, LLC. HarbourVest Partners, LLC also is the managing member of the general partner of HarbourVest Partners V -- Direct Fund L.P. which currently beneficially owns approximately 21.9% of our outstanding common stock, including a warrant to purchase 1,250,000 shares of our common stock. As a result of the proposed private placement, based on a conversion price of $0.9230, SAIC Venture Capital Corporation beneficially owns approximately 24.8% of our common stock (assuming exercise of its Series F warrants), HarbourVest Partners, LLC, through the funds that it manages, beneficially owns approximately 35.4% of our common stock (assuming exercise of its Series F warrants and other warrants), and St. Paul Venture Capital VI, LLC and its affiliates beneficially own approximately 7.3% of our common stock (assuming exercise of its Series F warrants) in each case treating all of the 247,882 shares of Series F preferred stock to be sold to the purchasers on an as-if-converted basis but assuming the exercise of only the Series F warrants held by the respective stockholder. William A. Roper, Jr. is the Chairman of the Board of SAIC Venture Capital Corporation and Ofer Nemirovsky is a managing director of HarbourVest Partners, LLC. Additionally, on June 4, 2001, Neil E. Cox became Executive Vice President, Telecommunications Integration Sector of Science Applications International Corporation, the sole stockholder of SAIC Venture Capital Corporation. Mr. Roper, Mr. Nemirovsky and Mr. Cox are directors of Daleen.


                                USE OF PROCEEDS

     The shares are being sold for the account of the selling stockholders, and the selling stockholders will receive all of the net proceeds from the sale of the shares. We will not receive any proceeds from the sale of the shares in this offering.

                              SELLING STOCKHOLDERS


     The following table sets forth certain information regarding beneficial ownership of our common stock as of July 17, 2001. The last column indicates the number of shares each selling stockholder will beneficially own assuming the sale of all of the shares offered hereby. The selling stockholders are not under any obligation to sell their shares of common stock. Additionally, the Series F preferred stock conversion price and, as a result, the number of shares of common stock issuable upon conversion of the Series F preferred stock, is subject to adjustment as discussed under "Description of Private Placement."



                                                                                              SHARES BENEFICIALLY
                                                                                                OWNED AFTER THE
                                                 SHARES BENEFICIALLY   NUMBER OF SHARES           OFFERING(1)
                                                   OWNED PRIOR TO       BEING OFFERED     ----------------------------
NAME                                                 OFFERING(1)            HEREBY           SHARES         PERCENT
----                                             -------------------   ----------------   -------------   ------------
HarbourVest Partners V
  -- Direct Fund L.P.(2).......................       5,068,063(3)         5,068,063(3)           --            *
HarbourVest Partners VI
  -- Direct Fund L.P.(2).......................      15,168,008(4)        15,168,008(4)           --            *
SAIC Venture Capital Corporation(5)............      13,622,591(6)        13,622,591(6)           --            *
St. Paul Venture Capital IV, L.L.C.(7).........         795,566              795,566              --            *
St. Paul Venture Capital
  Affiliates Fund I, L.L.C.(7).................          22,497               22,497              --            *
St. Paul Venture Capital VI, LLC(7)............       3,033,601(8)         3,033,601(8)           --            *
ABX Fund, L.P.(9)..............................         684,509(10)          553,619(10)     130,890            *
ABS Ventures IV, L.P.(9).......................       3,003,545(11)        2,479,984(11)     523,561            *
Halifax Fund, L.P.(12).........................       2,275,172(13)        2,275,172(13)          --            *
Baystar Capital, L.P.(14)......................       2,275,172(15)        2,275,172(15)          --            *
Baystar International Ltd.(14).................         758,431(16)          758,431(16)          --            *
Royal Wulff Ventures, LLC(17)..................       1,516,861(18)        1,516,861(18)          --            *
Special Situations
  Private Equity Fund, L.P.(19)................       1,137,525(20)        1,137,525(20)          --            *
Special Situations
  Caymen Fund, L.P.(19)........................       1,137,525(21)        1,137,525(21)          --            *
Robertson Stephens, Inc........................       1,191,733(22)        1,191,733(22)          --            *
Mohammad Aamir.................................       1,310,730(23)        1,310,730(23)          --            *
Bell Canada(24)................................         654,450              654,450              --            *
ABN AMRO Capital (U.S.A.), Inc.(25)............         620,669              620,669              --            *
The VenGrowth Investment Fund Inc.(26).........         805,454(27)          805,454(27)          --            *
1303949 Ontario, Inc.(28)......................         531,471(29)          531,471(29)          --            *
I Eagle Trust(25)..............................         224,614              224,614              --            *
South Ferry Building Company(30)...............          66,970(31)           66,970(31)          --            *
Carl Scase.....................................          57,434               57,434              --            *
Corneliu Ionescu...............................          53,331               53,331              --            *
Burnham Capital, LLC(25).......................          41,394               41,394              --            *
David Portnoy..................................          43,802(32)           41,102(32)       2,700            *
James J. Cahill................................          25,000(33)           25,000(33)          --            *
North American Trust Co, as trustee FBO
  Pillsbury, Madison & Sutru, LLP/Gary H.
  Anderson(34).................................          22,661(35)            3,396          19,265            *

                                                                                              SHARES BENEFICIALLY
                                                                                                OWNED AFTER THE
                                                 SHARES BENEFICIALLY   NUMBER OF SHARES           OFFERING(1)
                                                   OWNED PRIOR TO       BEING OFFERED     ----------------------------
NAME                                                 OFFERING(1)            HEREBY           SHARES         PERCENT
----                                             -------------------   ----------------   -------------   ------------
The Focus Fund #1, L.P.(36)....................          16,390(37)           15,390(37)          --            *
Charles Barton.................................          16,041               16,041              --            *
Stephen Smith..................................          16,041               16,041              --            *
E. L. Associates Profit Sharing Plan(38).......          71,055(39)            9,966(39)          --            *


-------------------------

  *  Less than 1% of our outstanding common stock.


 (1) For purposes of determining beneficial ownership, the number of shares of common stock includes shares issuable upon conversion of Series F preferred stock, including the shares of Series F preferred stock issuable upon exercise of Series F warrants, and shares of common stock issuable pursuant to options, warrants and other rights to acquire our common stock held by the respective selling stockholder that may be exercised or converted within 60 days following June 12, 2001. For purposes of determining the percentage of shares owned, the shares of common stock issuable upon conversion of the outstanding shares of Series F preferred stock are deemed to be outstanding. However, the shares of common stock issuable in connection with the Series F warrants as well as other options, warrants and other securities are considered to be outstanding and beneficially owned by the selling stockholder holding such Series F warrants, options, warrants or other securities for the purpose of computing the percentage ownership of such selling stockholder after the offering but are not treated as outstanding for the purpose of computing the percentage ownership of any other selling stockholder.



 (2) HarbourVest Partners, LLC is the managing member of the general partner of HarbourVest Partners V -- Direct Fund L.P. and HarbourVest Partners
     VI -- Direct Fund L.P. D. Brooks Zug and Edward W. Kane share the investment and voting power of HarbourVest Partners, LLC. Ofer Nemirovsky, a director of Daleen, is a managing director of HarbourVest Partners, LLC and a member of the general partner of HarbourVest Partners V -- Direct Fund L.P. and HarbourVest Partners VI -- Direct Fund L.P. and therefore may be considered to share beneficial ownership of the shares held by HarbourVest Partners V -- Direct Fund L.P. and HarbourVest Partners
     VI -- Direct Fund L.P. Mr. Nemirovsky disclaims beneficial ownership of these shares.


 (3) The shares include 1,250,000 shares of our common stock issuable upon exercise of a warrant held by HarbourVest Partners V -- Direct Fund L.P.


 (4) The shares include (i) 10,834,257 shares of our common stock issuable upon conversion of 90,139 shares of Series F preferred stock and (ii) 4,333,751 shares of our common stock issuable upon conversion of 36,056 shares of Series F preferred stock that may be acquired upon exercise of Series F warrants. We issued the Series F preferred stock and Series F warrants to HarbourVest Partners VI -- Direct Fund L.P. in the private placement.



 (5)SAIC Venture Capital Corporation is a wholly-owned subsidiary of Science Applications International Corporation, which controls the investment and voting power of SAIC Venture Capital Corporation.



 (6) The shares include (i) 8,125,663 shares of our common stock issuable upon conversion of 67,604 shares of Series F preferred stock and (ii) 3,250,313 shares of our common stock issuable upon conversion of 27,042 shares of Series F preferred stock that may be acquired upon exercise of Series F warrants. We issued the Series F preferred stock and Series F warrants to SAIC Venture Capital Corporation in the private placement. William A. Roper, Jr., a director of Daleen, is the Chairman of the Board of SAIC Venture Capital Corporation and a corporate executive vice president of Science Applications International Corporation, the sole stockholder of SAIC Venture Capital Corporation. Neil E. Cox, a director of Daleen, is executive vice president, telecommunications integration sector of Science Applications International Corporation.



 (7) St. Paul Fire and Marine Insurance Company ("SPFM") owns 99% of St. Paul Venture Capital IV, LLC ("SPVC IV") and St. Paul Venture Capital VI, LLC ("SPVC VI"). SPFM is a wholly-owned subsidiary of The St. Paul Companies, Inc. ("The St. Paul"). The St. Paul owns 79% of St. Paul Venture Capital, Inc., the manager of St. Paul Venture Capital Affiliates Fund I, LLC ("Affiliate"). Therefore, The St. Paul may be deemed to beneficially own the shares held by SPVC IV, SPVC VI and Affiliate and SPFM may be deemed to beneficially own the shares held by SPVC IV and SPVC VI.



 (8) The shares include (i) 2,166,875 shares of our common stock issuable upon conversion of 18,028 shares of Series F preferred stock and (ii) 866,726 shares of our common stock issuable upon conversion of 7,211 shares of Series F preferred stock that may be acquired upon exercise of Series F warrants. We issued the Series F preferred stock and Series F warrants to St. Paul Venture Capital VI, LLC in the private placement.



 (9) ABS Ventures IV, L.P. ("ABS") and ABX Fund, L.P. ("ABX") may be deemed to be under common control. Bruns Greyson and Philip Bleche are the managing members of the respective general partner to each ABS and ABX and control the investment and voting power of each of ABS and ABX.



(10) The shares include (i) 395,442 shares of our common stock issuable upon conversion of 3,290 shares of Series F preferred stock and (ii) 158,177 shares of our common stock issuable upon conversion of 1,316 shares of Series F preferred stock that may be acquired upon exercise of Series F warrants. We issued the Series F preferred stock and Series F warrants to ABX Fund, L.P. in the private placement.

(11) The shares include (i) 1,771,434 shares of our common stock issuable upon conversion of 14,738 shares of Series F preferred stock and (ii) 708,550 shares of our common stock issuable upon conversion of 5,895 shares of Series F preferred stock that may be acquired upon exercise of Series F warrants. We issued the Series F preferred stock and Series F warrants to ABS Ventures IV, L.P. in the private placement.



(12)Jeffrey Devers, the managing member of the investment advisor and the managing member of the general partner of Halifax Fund, L.P., controls the investment and voting power of Halifax Fund, L.P.



(13) The shares include (i) 1,625,157 shares of our common stock issuable upon conversion of 13,521 shares of Series F preferred stock and (ii) 650,015 shares of our common stock issuable upon conversion of 5,408 shares of Series F preferred stock that may be acquired upon exercise of Series F warrants. We issued the Series F preferred stock and Series F warrants to Halifax Fund, L.P. in the private placement.



(14) The sole general partner of BayStar Capital, L.P., a Delaware limited partnership, is BayStar Management, LLC. The Investment Manager of BayStar International, Ltd., a British Virgin Islands corporation, is BayStar International Management, LLC. Both BayStar Management, LLC and BayStar International Management, LLC are owned equally by NorthBay Partners, L.L.C., a Wisconsin limited liability company, and MarinView Capital, LLC, a Delaware limited liability company. Michael Roth and Brian Stark share the investment and voting power of BayStar Capital, L.P. and BayStar International, Ltd.



(15) The shares include (i) 1,625,157 shares of our common stock issuable upon conversion of 13,521 shares of Series F preferred stock and (ii) 650,015 shares of our common stock issuable upon conversion of 5,408 shares of Series F preferred stock that may be acquired upon exercise of Series F warrants. We issued the Series F preferred stock and Series F warrants to Baystar Capital, L.P. in the private placement.



(16) The shares include (i) 541,719 shares of our common stock issuable upon conversion of 4,507 shares of Series F preferred stock and (ii) 216,712 shares of our common stock issuable upon conversion of 1,803 shares of Series F preferred stock that may be acquired upon exercise of Series F warrants. We issued the Series F preferred stock and Series F warrants to Baystar International Ltd. in the private placement.



(17)Robert E. Cook and Paula J. Brooks share the investment and voting power of Royal Wulff Ventures, LLC



(18) The shares include (i) 1,083,438 shares of our common stock issuable upon conversion of 9,014 shares of Series F preferred stock and (ii) 433,423 shares of our common stock issuable upon conversion of 3,606 shares of Series F preferred stock that may be acquired upon exercise of Series F warrants. We issued the Series F preferred stock and Series F warrants to Royal Wulff Ventures, LLC in the private placement.



(19)Austin W. Marxe and David M. Greenhouse are the principal owners, and control the investment and voting power, of the respective general partners of Special Situations Private Equity Fund, L.P. and Special Situations Cayman Fund, L.P.



(20) The shares include (i) 812,518 shares of our common stock issuable upon conversion of 6,760 shares of Series F preferred stock and (ii) 325,007 shares of our common stock issuable upon conversion of 2,704 shares of Series F preferred stock that may be acquired upon exercise of Series F warrants. We issued the Series F preferred stock and Series F warrants to Special Situations Private Equity Fund, L.P. in the private placement.



(21) The shares include (i) 812,518 shares of our common stock issuable upon conversion of 6,760 shares of Series F preferred stock and (ii) 325,007 shares of our common stock issuable upon conversion of 2,704 shares of Series F preferred stock that may be acquired upon exercise of Series F warrants. We issued the Series F preferred stock and Series F warrants to Special Situations Caymen Fund, L.P. in the private placement.



(22) The shares include 1,191,733 shares of our common stock issuable upon conversion of 9,915 shares of Series F preferred stock that Robertson Stephens, Inc. may acquire upon exercise of Series F warrants. We issued the Series F warrants to Robertson Stephens, Inc. as a portion of its fee for acting as our placement agent in the private placement.



(23) The shares include 358,950 shares of our common stock issuable to Mr. Aamir upon exercise of a warrant.



(24) Paul G. Cataford, a director of Daleen, is the managing director and president for BCE Capital, Inc., a management company charged with all venture capital activities of Bell Canada and BCE, Inc.



(25) Daniel J. Foreman, a director of Daleen, is a managing director of ABN AMRO, Inc. ABN AMRO, Inc. is an affiliate of ABN AMRO Capital (U.S.A.) Inc., I Eagle Trust and Burnham Capital, LLC. Burnham Capital, LLC received its shares by a transfer from ABN AMRO, Inc. Daniel J. Foreman, David Bogetz and Keith Walb, as a group and not individually, control the voting and investment power of each of ABN AMRO Capital (USA), Inc., I Eagle Trust and Burnham Capital, LLC.



(26)The Board of Directors of The VenGrowth Investment Fund, Inc. controls the investment and voting power of The VenGrowth Investment Fund Inc. The Board of Directors consists of Michael Cohen, Allen Luprypa, Earl Storie, David Ferguson, Catherine Wade, Merdon Hosking, Ross Christian, Eugene Szabo, and Brian King.



(27) The shares include 220,575 shares of our common stock issuable to The Vengrowth Investment Fund Inc. upon exercise of a warrant.



(28)Imran Bashir controls the investment and voting power of 1303949 Ontario, Inc.



(29) The shares include 170,475 shares of our common stock issuable to 1303949 Ontario Inc. upon exercise of a warrant.



(30)Aaron Wolfson and Abraham Wolfson share the investment and voting power of South Ferry Building Company.



(31) The shares include 66,970 shares of our common stock issuable to South Ferry Building Company upon exercise of a warrant.

(32) The shares include (i) 25,712 shares of our common stock issuable upon exercise of a warrant held by Mr. Portnoy and (ii) 16,390 shares held by The Focus Fund #1, L.P., including 15,390 shares issuable upon exercise of a warrant held by The Focus Fund #1, L.P., of which Mr. Portnoy is the general partner and may be deemed to beneficially own such shares.



(33) The shares include 25,000 shares of our common stock issuable upon exercise of a warrant held by James J. Cahill.



(34)Gary H. Anderson controls the investment and voting power of North American Trust Co. as trustee FBO Pillsbury, Madison & Sutru, LLP/Gary H. Anderson.



(35) The shares include 3,396 shares of our common stock issuable upon exercise of a warrant held by North American Trust Co, a trustee for the benefit of Pillsbury, Madison & Sutro LLP/Gary H. Anderson.



(36)David Portnoy controls the investment and voting power of the Focus Fund #1, L.P.



(37) The shares include 15,390 shares of our common stock issuable upon exercise of a warrant held by The Focus Fund #1, L.P.



(38)Elliot Levine controls the investment and voting power of E.L. Associates Profit Sharing Plan.



(39) The shares include 9,966 shares of our common stock issuable upon exercise of a warrant held by E. L. Associates Profit Sharing Plan


     We are registering the common shares for resale by the selling stockholders in accordance with registration rights we have granted to the selling stockholders. We will pay the registration and filing fees, printing expenses, listing fees, blue sky fees, if any, and fees and disbursements of our counsel and counsel for certain of the selling stockholders in connection with this offering, but the selling stockholders will pay any underwriting discounts, selling commissions and similar expenses relating to the sale of the shares. In addition, we have agreed to indemnify certain of the selling stockholders, and certain affiliated parties against certain liabilities, including liabilities under the Securities Act of 1933, in connection with this offering. Certain of the selling stockholders have agreed to indemnify us and our directors and officers, as well as any person that controls us, against certain liabilities, including certain liabilities under the Securities Act. The position of the Securities and Exchange Commission is that indemnification of our directors or officers, or persons that control us for liabilities under the Securities Act is against public policy as expressed in the Securities Act and is therefore unenforceable.

               CERTAIN TRANSACTIONS WITH THE SELLING STOCKHOLDERS

SERIES A PREFERRED STOCK AND WARRANTS FOR SERIES B PREFERRED STOCK

     In September 1997, we issued and sold 3,000,000 shares of Series A preferred stock and warrants to purchase up to 1,250,000 shares of Series B preferred stock to HarbourVest Partners V -- Direct Fund L.P., which is a selling stockholder. The aggregate purchase price was $7.5 million, of which $7.4 million was allocated to the Series A preferred stock and $100,000 was allocated to the warrants. Immediately prior to the closing of our initial public offering in October 1999, each share of Series A preferred stock was automatically converted into one share of our common stock and the warrants were converted into warrants to purchase an aggregate of 1,250,000 shares of common stock. The warrants have an exercise price of $3.056 per share. Ofer Nemirovsky, one of our directors, is a managing director of HarbourVest Partners, LLC, the managing member of the general partner of HarbourVest Partners V -- Direct Fund L.P.

SERIES D AND D-1 PREFERRED STOCK

     From June 1998 to August 1998, we issued and sold 4,221,846 shares of Series D preferred stock to certain investors, including the selling stockholders named below and 686,533 shares of Series D-1 preferred stock to ABN AMRO for aggregate net proceeds of $15.0 million, or approximately $3.06 per share. Immediately prior to the closing of our initial public offering, each outstanding share of Series D and Series D-1 preferred stock automatically converted into one share of our common stock. Following is information with respect to each selling stockholder that purchased shares of Series D and/or D-1 preferred stock.


NAME                                                        NO. OF SHARES   PURCHASE PRICE
----                                                        -------------   --------------
I Eagle Trust.............................................     248,459        $  759,291
ABN AMRO, Inc.(1).........................................      46,685           142,669
ABS Ventures IV, L.P......................................     523,561         1,600,002
ABX Fund, L.P.............................................     130,890           400,000
St. Paul Venture Capital IV, L.L.C........................     795,566         2,431,250
St. Paul Venture Capital Affiliates Fund I, L.L.C.........      22,497            68,751
HarbourVest Partners V -- Direct Fund L.P.................     818,063         2,500,001
BCE Capital, Inc..........................................     654,450         1,999,999
ABN AMRO Capital (U.S.A.), Inc............................     686,533         2,098,045


-------------------------

(1) ABN AMRO, Inc. subsequently transferred its shares to its affiliate, Burnham Capital, Inc.

     Ofer Nemirovsky is a managing director of HarbourVest Partners, LLC, the managing member of the general partner of HarbourVest Partners V -- Direct Fund L.P. Paul G. Cataford is managing director and president of BCE Capital, Inc. Daniel J. Foreman is a managing director of ABN AMRO, Inc. and is an affiliate of I Eagle Trust and ABN AMRO Capital (U.S.A.), Inc. Mr. Nemirovsky, Mr. Cataford and Mr. Foreman are directors of Daleen.

SERIES E PREFERRED STOCK

     In June 1999, we issued and sold 1,496,615 shares of Series E preferred stock to Science Applications International Corporation for an aggregate purchase price of $13.5 million, or $9.00 per share. Subsequently, Science Applications International Corporation transferred the shares to its wholly-owned subsidiary, SAIC Venture Capital Corporation, which is a selling stockholder. Immediately prior to the closing of our initial public offering, each outstanding share of Series E preferred stock automatically converted into one share of our common stock. William A. Roper, Jr., a member of our Board of Directors, is a corporate executive vice president of Science Applications International Corporation and chairman of the board of SAIC Venture Capital Corporation. Neil E. Cox became Executive Vice President, Telecommunications Integration Sector of Science Applications International Corporation on June 4, 2001. Mr. Cox is a director of Daleen.

SERIES F PREFERRED STOCK


     On March 30, 2001, we entered into the purchase agreements with respect to the issuance and sale in the private placement of an aggregate of 247,882 shares of Series F preferred stock and Series F warrants to purchase an aggregate of 109,068 shares of Series F Preferred Stock. The terms of the private placement, including the conditions to closing the private placement, are discussed in "Prospectus Summary -- Recent Developments" above. Set forth below is information with respect to each selling stockholder that has agreed to purchase Series F preferred stock and Series F warrants in the private placement, including the number of shares of Series F preferred stock to be purchased, the number of shares of Series F preferred stock issuable upon exercise of Series F warrants to be issued to the selling stockholder and the aggregate purchase price to be paid by the selling stockholder.


                                               NUMBER OF SHARES OF
                                                SERIES F PREFERRED
                                                   STOCK TO BE          WARRANT    PURCHASE
NAME                                                PURCHASED           SHARES       PRICE
----                                           -------------------      -------   -----------
HarbourVest Partners VI -- Direct Fund
  L.P......................................           90,139            36,056    $10,000,000
SAIC Venture Capital Corporation...........           67,604            27,042      7,500,000
Royal Wulff Ventures, LLC..................            9,014             3,606      1,000,000
St. Paul Venture Capital VI, LLC...........           18,028             7,211      2,000,000
ABX Fund, L.P..............................            3,290             1,316        365,000
ABS Ventures IV, L.P.......................           14,738             5,895      1,635,000
Halifax Fund, L.P..........................           13,521             5,408      1,500,000
Baystar Capital, L.P.......................           13,521             5,408      1,500,000
Baystar International Ltd..................            4,507             1,803        500,000
Special Situations Private Equity Fund,
  L.P......................................            6,760             2,704        750,000
Special Situations Caymen Fund, L.P........            6,760             2,704        750,000


     Additionally, Robertson Stephens, Inc. acted as our placement agent in the private placement. Upon the closing of the private placement, we will issue to Robertson Stephens, Inc. Series F warrants to purchase 9,915 shares of Series F preferred stock as a portion of its compensation for acting as placement agent.


OTHER TRANSACTIONS WITH SAIC VENTURE CAPITAL CORPORATION AND TO ASSOCIATED COMPANIES

     SAIC Venture Capital Corporation is a wholly-owned subsidiary of Science Applications International Corporation. In fiscal 2000, we derived $391,464 in revenue from Science Applications International Corporation pursuant to a license agreement entered in to between SAIC and the Company in June 2000. In addition, Science Applications International Corporation owns approximately 43% of all voting stock of Danet, Inc. and 100% of the voting stock of Telcordia. Danet has certain license rights to our products as well as being a strategic partner/systems integrator of, and providing certain development services to, Daleen. Sales to Danet for the years ended December 31, 1998, 1999 and 2000 amounted to $334,794,

$1,031,350, and $0, respectively. We paid Danet, in its capacity as a subcontractor for assistance with product development services products, $2.2 million, $99,468 and $144,862 for the years ended December 31, 1998, 1999 and 2000, respectively. In September 2000, we entered into a development services agreement with Danet pursuant to which Danet agreed to perform work on behalf of Daleen. It is anticipated that during 2001 we will pay to Danet $240,000 for its development services under this agreement. We have a strategic alliance relationship with Telcordia. We did not receive any revenue from, or make any payments to, Telcordia in connection with this relationship during 1998, 1999 or 2000.



     Prior to our receipt of the net proceeds from the private placement, we obtained a bridge loan from SAIC Venture Capital Corporation in the aggregate principal amount of $1 million. We paid to SAIC Venture Capital Corporation an origination fee of $15,000 and interest at the rate of 18% per annum in connection with the bridge loan. On June 7, 2001, we used a portion of the proceeds from the private placement to repay in full all outstanding principal and interest under the bridge loan.


TRANSACTIONS WITH ROBERTSON STEPHENS, INC.


     Robertson Stephens, Inc., a selling stockholder, acted as managing underwriter in our initial public offering of common stock in October 1999. In connection with our initial public offering, Robertson Stephens, Inc. purchased from us an aggregate of 4,531,400 shares of common stock, including shares purchased upon exercise of the underwriters' over-allotment option. The underwriting discounts and commissions were $0.84 per share. As a result, Robertson Stephens, Inc. received underwriting discounts and commissions of $3,806,376 from the sale of the shares of common stock offered and sold by us in our initial public offering. We also reimbursed Robertson Stephens, Inc. for its expenses incurred in connection with the offering.



     Robertson Stephens, Inc. acted as advisor to us in connection with our acquisition of Inlogic Software Inc. in December 1999. We paid Robertson Stephens, Inc. a fee of $1.1 million for its services in connection with the transaction. We also reimbursed Robertson Stephens, Inc. for its expenses incurred in connection with the transaction.



     Additionally, Robertson Stephens, Inc. acted as our placement agent in the private placement of our Series F preferred stock and Series F warrants. We paid Robertson Stephens, Inc. a cash fee of $1.2 million and a Series F warrant to purchase 9,915 shares of Series F preferred stock on the same terms and conditions as the Series F warrants issued to the purchasers of the Series F preferred stock. We also reimbursed Robertson Stephens, Inc. for its expenses incurred in connection with the private placement.


ISSUANCE OF COMMON STOCK IN ACQUISITION OF INLOGIC SOFTWARE INC.


     Effective December 16, 1999, we acquired all of the issued and outstanding capital shares of Inlogic Software Inc. We acquired the capital shares of Inlogic Software Inc. in exchange for an aggregate of 2,160,239 exchangeable shares and 57,435 shares of our common stock. The exchangeable shares were issued by our wholly-owned subsidiary, Daleen Canada Corporation, but were exchangeable at any time into shares of our common stock on a one-for-one basis. All of the exchangeable shares were converted into shares of our common stock during 2000. We also issued options to acquire an aggregate of 167,326 shares of our common stock in exchange for all of the outstanding options to acquire capital shares of Inlogic Software Inc. The terms of the transaction are set forth in a share purchase agreement as well as certain other transaction documents which are filed as exhibits to our Current Report on Form 8-K filed on December 30, 1999. The following selling stockholders were stockholders of Inlogic and received their shares of our common stock pursuant to the Share Purchase Agreement:
Mohammad Aamir, Charles Barton, Corneliu Ionescu, Carl Scase, Stephen Smith, The VenGrowth Investment Fund, Inc. and 1303949 Ontario, Inc. Mohammad Aamir, who was a principal stockholder and chief executive officer of Inlogic Software Inc., joined Daleen as an executive vice president in December 1999 and a director in January 2000 following our acquisition of Inlogic Software Inc. Mr. Aamir resigned as a director of Daleen and as an employee in June 2000. Additionally, Charles Barton, Carl Scase, Stephen Smith, and Corneliu Ionescu became non-executive employees of Daleen following our acquisition of Inlogic Software Inc. None of the selling stockholders except Mr. Ionescu are current employees of Daleen.



     On May 11, 2001, we commenced a lawsuit against Mohammad Aamir, 1303949 Ontario Inc. and The Vengrowth Investment Fund Inc. (collectively, the "Defendants"). The case was filed in the Ontario Superior Court of Justice (Court File No. 01-CV-210809) and is styled Daleen Technologies, Inc. and Daleen Canada Corporation v. Mohammad Aamir, 1303949 Ontario Inc., and The Vengrowth Investment Fund Inc. All Defendants are former stockholders of Inlogic Software Inc., a Nova Scotia unlimited liability company that we acquired in December 1999. Additionally, Mr. Aamir was the president and chief executive officer of Inlogic Software Inc. All of the Defendants are selling stockholders.



     On June 6, 2001, we settled the lawsuit against the defendants. In connection with the settlement, on June 8, 2001, we granted to the Defendants warrants to purchase an aggregate of 750,000 shares of our common stock with an exercise price of $1.134 per share and the Defendants agreed to release us from any claims they may have had against the Company. These shares are included in the common stock offered hereby.


                              PLAN OF DISTRIBUTION

     The shares covered by this prospectus may be offered and sold from time to time by the selling stockholders. As used in this prospectus, the term "selling stockholders" includes donees, pledgees, transferees or other successors-in-interest selling shares received from a named selling stockholder as a gift, partnership distribution, or other non-sale-related transfer after the date of this prospectus. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Sales of the shares may be effected by or for the account of the selling stockholders in transactions on The Nasdaq National Market, the over-the-counter market, or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or in negotiated transactions. The shares may be sold by means of one or more of the following methods:

     - a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

     - purchases by a broker-dealer as principal and resale by that broker-dealer for its account pursuant to this prospectus;

     - ordinary brokerage transactions in which the broker solicits purchasers;

     - in connection with short sales in which the shares are redelivered to close out short positions;

     - in connection with the loan or pledge of shares covered by this prospectus to a broker-dealer, and the sale of the shares so loaned or the sale of the shares so pledged upon a default;

     - in connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options;

     - in transactions effected pursuant to one or more plans or agreements contemplated by Rule 10b5-1 adopted by the Securities and Exchange Commission;

     - privately negotiated transactions; or

     - in a combination of any of the above methods.

     The selling stockholders and any underwriter, dealer or agent who participate in the distribution of such shares may be deemed to be "underwriters" under the Securities Act, and any discount, commission or concession received by such persons might be deemed to be an underwriting discount or commission under the Securities Act. Because selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act.

     Any broker-dealer participating in such transactions as agent may receive commissions from the selling stockholders (and, if acting as agent for the purchaser of such shares, from such purchaser). Usual and customary brokerage fees will be paid by the selling stockholders. Broker-dealers may agree with the selling stockholders to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the selling stockholders, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling stockholders. Broker-dealers who acquire shares as principals may thereafter resell such shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or by a combination of such methods of sale or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such shares commissions computed as described above.

     We have advised the selling stockholders that the anti-manipulation rules under the Securities Exchange Act of 1934 may apply to sales of their shares in the market and to the activities of the selling stockholders and their affiliates. The selling stockholders have advised us that during such time as the selling stockholders may be engaged in the attempt to sell shares registered hereunder, they will:

     - not engage in any stabilization activity in connection with any of our securities;

     - not bid for or purchase any of our securities or any rights to acquire the our securities, or attempt to induce any person to purchase any of our securities or rights to acquire our securities other than as permitted under the Securities Exchange Act of 1934;

     - not effect any sale or distribution of their shares until after the prospectus shall have been appropriately amended or supplemented, if required, to set forth the terms thereof; and

     - effect all sales of shares in broker's transactions through broker-dealers acting as agents, in transactions directly with market makers, or in privately negotiated transaction where no broker or other third party (other than the purchaser) is involved.

     The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of their shares against certain liabilities, including liabilities arising under the Securities Act. Any commissions paid or any discounts or concessions allowed to any such broker-dealers, and any profits received on the resale of such shares, may be deemed to be underwriting discounts and commissions under the Securities Act if any such broker-dealers purchase shares as principal.

     We have agreed to indemnify certain of the selling stockholders against liability in connection with this offering under their respective agreements granting registration rights.

     In order to comply with the securities laws of certain states, if applicable, the common stock will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, the common stock may not be sold unless such shares have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     We have advised the selling stockholders that during such time as they may be engaged in a distribution of the shares they are required to comply with Regulation M promulgated under the Securities Exchange Act of 1934. With certain exceptions, Regulation M precludes any selling stockholder, any affiliated purchasers and any broker-dealer or other person who participates in a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security that is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the common stock. In addition, any securities covered by this prospectus that qualify for re-sale under Rule 144 promulgated under the Securities Act may be sold under Rule 144 rather then under this prospectus.

                                 LEGAL MATTERS

     The validity of the common stock offered hereby and the issuance thereof has been passed upon for us by Morris, Manning & Martin, LLP.

                                    EXPERTS

     Our consolidated financial statements and financial statement schedule as of December 31, 1999 and 2000, and for each of the years in the three-year period ended December 31, 2000, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG LLP covering our December 31, 2000 consolidated financial statements and financial statement schedule contains an explanatory paragraph that states that our recurring losses from operations and accumulated deficit raise substantial doubt about our ability to continue as a going concern. Our consolidated financial statements and financial statement schedule do not include any adjustments that might result from the outcome of that uncertainty.

     The consolidated financial statements of Inlogic Software Inc. and subsidiary as of December 31, 1997 and 1998 and the consolidated statements of operations, stockholders' equity (deficiency) and cash flows for the period from inception on February 20, 1997 to December 31, 1997, and the year ended December 31, 1998, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent chartered accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.


                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information we have filed with the Commission at the Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549; and at the Commission's public reference rooms in New York, New York and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our public filings are also available to the public from commercial document retrieval services and at the website maintained by the Commission at http://www.sec.gov.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

     This prospectus incorporates by reference documents that we have filed, and will in the future file, with the Securities and Exchange Commission. This means that we disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. These documents contain important business information about us, our business and our financial condition, results of operations and cash flows. Except as described below, the information incorporated by reference is deemed to be a part of this prospectus, and later information that we file with the Securities and Exchange Commission will automatically update and supercede this information.

     This prospectus is a part of a registration statement that we filed with the Securities and Exchange Commission. The registration statement contains more information than this prospectus, including certain exhibits. You can get a copy of the registration statement from the Securities and Exchange Commission at the address or website listed above.

     The following documents that we have previously filed with the Securities and Exchange Commission are incorporated by reference in this prospectus:


     - Our Annual Report on Form 10-K for the fiscal year ended December 31, 2000, as amended by Form 10-K/A;



     - Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2001, as amended by Form 10-Q/A;



     - Our Current Report on Form 8-K filed on June 15, 2001;



     - Our Current Report on Form 8-K filed on December 30, 1999 and as amended by our Current Report on Form 8-K/A filed on February 29, 2000; and


     - The description of our common stock contained in the registration statement on Form 8-A filed on September 30, 1999.

     In addition, all documents filed by us with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, as amended, after the date hereof and prior to the date on which this offering is completed or terminated are incorporated by reference into this prospectus.

     Upon written or oral request, we will provide, at no cost to you, a copy of any of these documents. You may request a copy of these filings, by writing or telephoning us at the following address: Daleen Technologies, Inc., 1750 Clint Moore Road, Boca Raton, Florida 33487, Attention: Stephen M. Wagman, telephone
(561) 999-8000. Our Internet address is www.daleen.com.

                           DALEEN TECHNOLOGIES, INC.

                           (DALEEN TECHNOLOGIES LOGO)

                               55,513,681 SHARES

                         COMMON STOCK, PAR VALUE $0.01

                                   PROSPECTUS

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the fees and expenses in connection with the issuance and distribution of the securities being registered hereunder, all of which are being paid by Daleen. Except for the SEC registration fee, all amounts are estimates.

Securities and Exchange Commission registration fee.........  $ 14,566
Printing and engraving expenses.............................    11,000
Legal fees and expenses.....................................    50,000
Accounting fees and expenses................................    40,000
Miscellaneous...............................................     1,434
                                                              --------
          Total.............................................  $117,000
                                                              ========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.


     The following summary is qualified in its entirety by reference to the complete statute, our certificate of incorporation and our bylaws:



     Our certificate of incorporation provides that the liability of our directors for monetary damages shall be eliminated to the fullest extent permissible under Delaware law and that we shall indemnify our directors, officers, employees and agents to the fullest extent permitted under the Delaware law. Our certificate of incorporation provides that our directors will not be personally liable to the Company or any stockholder for monetary damages for breach of fiduciary duty as a director, except if the director:


     - is liable under Section 174 of the Delaware General Corporation Law;

     - has breached the director's duty of loyalty to the Company or our stockholders;

     - has acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, has acted in a manner involving intentional misconduct or a knowing violation of law; or

     - has derived an improper personal benefit.

     If Delaware law is amended to provide for further limitations on the personal liability of directors of corporations for breach of duty of care or other duty as a director, then the personal liability of the directors will be so further limited to the greatest extent permitted by Delaware law.

     We maintain a directors' and officers' liability insurance policy, which provides coverage against certain liabilities, including liabilities under the Securities Act.

ITEM 16.  EXHIBITS.

     The following exhibits are included or incorporated herein by reference:


    EXHIBIT
      NO.                             DESCRIPTION
    -------                           -----------
     3.1(a)   Certificate of incorporation (Incorporated by reference to
                Exhibit 3.1 to the registrant's Registration Statement on
                Form S-1 (File No. 333-82487) filed on September 30, 1999)
     3.1(b)   Certificate of Amendment to certificate of incorporation
                (Incorporated by reference to Exhibit 10.2 to the
                registrant's Current Report on Form 8-K filed on June 15,
                2001)
     3.2      Bylaws (Incorporated by reference to Exhibit 3.2 to the
                registrant's Registration Statement on Form S-1 (File No.
                333-82487) filed on September 30, 1999)
     4.1      Form of Common Stock Certificate (Incorporated by reference to Exhibit 4.2 to the registrant's Registration Statement
                on Form S-1 (File No. 333-82487) filed on September 30,
                1999)
     5.1*     Opinion of Morris, Manning & Martin, LLP
    23.1      Consent of KPMG LLP
    23.2      Consent of KPMG LLP
    23.3      Consent of Morris, Manning & Martin, LLP (included in
                Exhibit 5.1)
    24.1*     Power of Attorney (included on signature page)


-------------------------

* Previously filed.

ITEM 17.  UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include in any prospectus information required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed with or furnished to the commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     (c) The undersigned registrant hereby undertakes that:

          (1) For the purpose of determining any liability under the Securities Act of 1993, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Boca Raton, State of Florida on July 19, 2001.


                                          Daleen Technologies, Inc.

                                          By:        /s/ JAMES DALEEN
                                             -----------------------------------
                                                        James Daleen
                                               Chairman of the Board and Chief
                                                      Executive Officer
                                                (Principal Executive Officer)

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the date indicated:


                  SIGNATURE                               TITLE                  DATE
                  ---------                               -----                  ----
              /s/ JAMES DALEEN                  Chairman of the Board and    July 19, 2001
---------------------------------------------    Chief Executive Officer
                James Daleen

             /s/ DAVID B. COREY                    President and Chief       July 19, 2001
---------------------------------------------    Operating Officer and a
               David B. Corey                            Director

            /s/ STEPHEN M. WAGMAN                Chief Financial Officer,    July 19, 2001
---------------------------------------------    Secretary and Treasurer
              Stephen M. Wagman                  (Principal Financial and
                                                   Accounting Officer)

              OFER NEMIROVSKY*                           Director            July 19, 2001
---------------------------------------------
               Ofer Nemirovsky

           WILLIAM A. ROPER, JR.*                        Director            July 19, 2001
---------------------------------------------
            William A. Roper, Jr.

              STEPHEN J. GETSY*                          Director            July 19, 2001
---------------------------------------------
              Stephen J. Getsy

             DANIEL J. FOREMAN*                          Director            July 19, 2001
---------------------------------------------
              Daniel J. Foreman

                  SIGNATURE                               TITLE                  DATE
                  ---------                               -----                  ----

              PAUL G. CATAFORD*                          Director            July 19, 2001
---------------------------------------------
              Paul G. Cataford

                P.J. HILBERT*                            Director            July 19, 2001
---------------------------------------------
                P.J. Hilbert

                NEIL E. COX*                             Director            July 19, 2001
---------------------------------------------
                 Neil E. Cox

*By: /s/ STEPHEN M. WAGMAN
--------------------------------------------
     Stephen M. Wagman,
     As Attorney-in-Fact

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
 3.1(a)   Certificate of incorporation (Incorporated by reference to
            Exhibit 3.1 to the registrant's Registration Statement on
            Form S-1 (File No. 333-82487) filed on September 30, 1999)
 3.1(b)   Certificate of Amendment to certificate of incorporation
            (Incorporated by reference to Exhibit 10.2 to the
            registrant's Current Report on Form 8-K filed on June 15,
            2001)
   3.2    Bylaws (Incorporated by reference to Exhibit 3.2 to the
            registrant's Registration Statement on Form S-1 (File No.
            333-82487) filed on September 30, 1999)
   4.1    Form of Common Stock Certificate (Incorporated by reference to Exhibit 4.2 to the registrant's Registration Statement
            on Form S-1 (File No. 333-82487) filed on September 30,
            1999)
   5.1*   Opinion of Morris, Manning & Martin, LLP
  23.1    Consent of KPMG LLP
  23.2    Consent of KPMG LLP
  23.3    Consent of Morris, Manning & Martin, LLP (included in
            Exhibit 5.1)
  24.1*   Power of Attorney (included on signature page)


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* Previously filed.